Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Reports Record Second Quarter 2008 Results
And Increases Guidance
Second Quarter 2008 Highlights:
•	Record results in nearly every financial metric
o	Distributable cash flow of $57.4 million, up 32% over 2Q07

o	Revenues of $75.6 million, up 48%

o	Net income attributable to limited partners of $30.6 million, up 69%
•	Net income per unit increases 68% to $0.47

•	Distribution increases for twentieth consecutive quarter to $0.515 per unit, or 11% over the second quarter 2007

•	Increased guidance for 2008
o	Distributable cash flow increased approximately 15%

o	Net income per unit increased approximately 20%
HOUSTON, August 11, 2008 – Natural Resource Partners L.P. (NYSE:NRP) today reported that increased worldwide demand for coal helped boost second quarter 2008 results to a record in nearly every financial metric. Distributable cash flow, a non-GAAP measure, increased to $57.4 million, up 32% from the $43.5 million reported for the second quarter of 2007. A reconciliation of distributable cash flow is provided in the tables attached. Net income attributable to the limited partners increased 69% to $30.6 million for the second quarter of 2008, compared to $18.1 million for the second quarter of 2007. Net income per unit increased 68% from $0.28 for the second quarter of 2007 to $0.47 per unit in the second quarter of 2008.

Highlights
	2Q08	1Q08	2Q07
	(in thousands except per ton and per unit)
Coal production:	16,093	14,469	13,573
Coal royalty revenues:	$60,026	$49,152	$40,733
Average coal royalty revenue per ton:	$3.73	$3.40	$3.00
Total revenues:	$75,592	$64,055	$51,097
Net income to limited partners:	$30,562	$25,853	$18,145
Average units outstanding in quarter:	64,891	64,891	64,886
Net income per unit:	$0.47	$0.40	$0.28
Distributable cash flow:	$57,359	$34,895	$43,511

NRP Reports Record 2Q08 Results and Increases Guidance	Page 2 of 13
“NRP had a record setting quarter attributed to both increases in our royalty revenue per ton and production,” said Nick Carter, President and Chief Operating Officer. “The coal industry is experiencing the most robust coal market in history, with metallurgical coal prices nearly tripling and Appalachian and Illinois Basin steam coal prices having more than doubled since year-end. Because our coal royalties are based on a percentage of the sales price received by our lessees, we have experienced all the positives of the current pricing market without having to bear the burdens of escalating mining costs. As a result, our increased royalty per ton is directly correlated to the increased prices. In fact, the vast majority of our revenue is leveraged to sales price.”
Current Market
The worldwide demand for coal continues to increase. For the fifth straight year, coal has been the fastest growing major fuel consumed in the world. In the last five years, global coal consumption has increased 32% with China increasing 84%. As developing countries build and expand their infrastructure, there will be further strains on the global coal industry to keep up with the demand. In addition to rapidly growing demand, there have been global coal supply shortages this year due to: an earthquake and a severe snow storm in China; flooding and infrastructure issues in Australia; as well as issues with infrastructure in South Africa.
With the recent weakness in the dollar and high ocean-going freight rates, the U.S. has become the coal source of choice for many European customers. Consequently, U.S. coal exports are rising. According to the EIA, through just the first five months of the year, U.S. coal exports have already increased nearly 60% over last year and are on pace for record total exports for the year. Increased exports, combined with permitting delays and shortages of personnel and equipment for further mine development, are creating supply shortages that the U.S. has not experienced in some time. All of these factors have contributed to the rapidly increasing prices that the industry has seen in the last six months. All indications are that the world will be experiencing coal shortages due to increased demand for several years to come, implying that these increased coal prices should be sustainable over the next several years.
Guidance
Due to the strong coal pricing environment, NRP is raising its annual guidance for 2008. The highlights of the increased guidance include:
•	Distributable cash flow increased approximately 15% to a range of approximately $193 million to $210 million.

•	Net income per unit increased approximately 20% to a range of $1.70 to $1.85 per unit.

•	Coal royalty revenues increased approximately 13% to a range between $217 million and $230 million.

•	Total revenues increased approximately 10% to a range between $273 million and $297 million.

NRP Reports Record 2Q08 Results and Increases Guidance	Page 3 of 13
Metallurgical coal accounts for 36% of total coal royalty revenues and 26% of production for the revised forecast.
A complete table of all guidance metrics is attached to this release.
Current indications are that the partnership will have significant increases in coal royalty revenues again next year as its lessees’ contracts with the various utilities and steel producers rollover at increased coal prices.
Second Quarter 2008 versus First Quarter 2008
Total revenues in the second quarter increased 18% over the first quarter of 2008, primarily due to increased coal production and coal royalty revenues. Coal production increased 1.6 million tons, or 11%, while average coal royalty revenue per ton increased $0.33 per ton, or approximately 10% this quarter. Coal production increased in both Appalachia as well as the Illinois Basin, offset by a minor reduction in the Northern Powder River Basin. The increases in Appalachia can be attributed to mine production moving onto NRP property from adjacent properties, and the increase in the Illinois Basin is due to a full quarter of production from the longwall at the Williamson operation. The biggest increase in average coal royalty revenue per ton was in Central Appalachia, where the per ton amount increased by 16%, or $0.62 per ton in just the last quarter. This was mainly due to increased price realizations on both thermal and metallurgical coal.
Second Quarter and Six Month Results
Revenues
Second Quarter
Total revenues for the second quarter of 2008 increased 48% to a record $75.6 million compared to the same period last year, due primarily to increases in coal royalty revenues. Coal royalty revenues increased 47% over the second quarter of 2007 to $60.0 million due to a 24% increase in the combined average royalty revenue per ton and a 19% increase in coal royalty production.
Combined average royalty revenue per ton increased $0.73 to $3.73, a new record. The most dramatic increase occurred in Central Appalachia, where the partnership experienced a 39% increase to $4.46 per ton due to improvements in realizations for both steam coal, used for generating electricity, and metallurgical coal used for the production of steel products. The Illinois Basin also experienced a 25% increase to $2.58 over the second quarter of 2007.
Production increased 2.5 million tons from the second quarter last year to 16.1 million tons for the second quarter of 2008 mainly due to increased production at the Williamson mine in the Illinois Basin, where NRP experienced a full quarter of longwall production from the new mine. Modest increases occurred in Central Appalachia across several

NRP Reports Record 2Q08 Results and Increases Guidance	Page 4 of 13
properties and in the Northern Powder River Basin production increased approximately 400,000 tons due to the checkerboard nature of the production.
Coal processing and transportation fees more than doubled to $5.1 million, up from $2.0 million in the second quarter of 2007, mainly due to additional transportation fees associated with the Williamson operation. In addition, override royalties increased approximately $1.0 million due to additional production from override properties as well as increases in realizations per ton. Oil and gas royalties increased largely due to price increases but also from small production increases.
Six Months
Total revenues increased 38% over the first six months of last year to $139.6 million due to increases in coal royalty revenues, coal processing and transportation fees and override royalties.
Coal royalty revenues increased 34%, or $27.5 million, over the same period last year due to a 13% increase in production and an 18% increase in combined average royalty revenue per ton. Coal processing and transportation more than doubled over the six month period last year increasing from $3.3 million to $8.7 million while overriding royalties more than doubled to $4.5 million from $2.0 million.
Metallurgical coal accounted for 36% of NRP coal royalty revenues and 26% of its production for the first half of 2008.
Expenses
Second Quarter
Total expenses increased $6.5 million in the second quarter of 2008 when compared to the same period last year, primarily due to increased depreciation, depletion and amortization and general and administrative expenses. Depreciation, depletion and amortization expense increased due to a combination of increased production and increased production from properties with higher depletion rates per ton. General and administrative expenses increased due to accruals under the partnership’s incentive compensation plan as a result of NRP’s higher unit price.
Six Months
Total expenses for the six month period ending June 30, 2008 increased $8.0 million to $51.8 million over the same period last year. This increase was due to an increase in depreciation, depletion and amortization expense of $7.5 million for the reasons stated above, as well as an increase in property, franchise and other taxes of $1.1 million, $600 thousand of which was reimbursed by our lessees and is included in revenues. Offsetting these increases was a decrease of approximately $1.2 million in general and administrative expenses from the six month period last year.

NRP Reports Record 2Q08 Results and Increases Guidance	Page 5 of 13
Net Income Attributable to the Limited Partners
Second Quarter
Second quarter 2008 net income attributable to the limited partners improved 69%, or $12.5 million, over the second quarter last year. This equates to a $0.19 increase in the basic and diluted net income per limited partner unit to $0.47 for the second quarter of 2008.
Six Months
Net income attributable to the limited partners for the six month period ended June 30, 2008 increased $20.5 million, or 57% over the same period last year, accounting for a $0.31 increase in net income per unit to $0.87 for the six month period.
Distributable Cash Flow
Second Quarter
Distributable cash flow increased 32% to a record $57.4 million when compared to the same quarter last year, predominantly due to increases in total revenues, offset by some changes in working capital. The reserve for debt payments increased $1.9 million over second quarter of 2007 due to additional scheduled debt payments.
Six Months
For the six months ended June 30, 2008 distributable cash flow increased 28% to a record $92.3 million, predominantly due to increased revenues, offset by $3.8 million of additional reserves for debt payments due in July 2008 and working capital changes.
Distributions
As reported on July 16, the Board of Directors of NRP’s general partner declared a quarterly distribution of $0.515 per unit, an increase of $0.02 per unit. This increase represented an 11% increase over the same period last year and a 4% increase over the first quarter 2008 distribution. This is the twentieth consecutive quarterly increase in the distribution.
Company Profile
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties, and coal handling and transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership also manages aggregate reserves, oil and gas properties and timber assets across the United States.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

NRP Reports Record 2Q08 Results and Increases Guidance	Page 6 of 13
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.
Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the current coal market conditions and borrowing capacity. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
08-11               -Financial statements follow-

NRP Reports Record 2Q08 Results and Increases Guidance	Page 7 of 13
Natural Resource Partners L.P.
Operating Statistics
(In thousands except per ton data)

	Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Coal Royalties:
Coal royalty revenues:
Appalachia
Northern	$4,902	$4,353	$8,405	$7,123
Central	42,974	28,339	77,271	58,586
Southern	3,802	4,989	9,300	9,028

Total Appalachia	$51,678	$37,681	$94,976	$74,737
Illinois Basin	5,923	1,365	8,556	2,479
Northern Powder River Basin	2,425	1,687	5,646	4,490

Total	$60,026	$40,733	$109,178	$81,706

Coal royalty production (tons):
Appalachia
Northern	1,927	1,901	3,264	3,235
Central	9,629	8,855	18,571	18,095
Southern	930	1,297	2,224	2,330

Total Appalachia	12,486	12,053	24,059	23,660
Illinois Basin	2,293	659	3,458	1,161
Northern Powder River Basin	1,314	861	3,045	2,261

Total	16,093	13,573	30,562	27,082

Average royalty revenue per ton:
Appalachia
Northern	$2.54	$2.29	$2.58	$2.20
Central	4.46	3.20	4.16	3.24
Southern	4.09	3.85	4.18	3.87
Total Appalachia	4.14	3.13	3.95	3.16
Illinois Basin	2.58	2.07	2.47	2.14
Northern Powder River Basin	1.85	1.96	1.85	1.99

Combined average royalty revenue per ton	$3.73	$3.00	$3.57	$3.02

Aggregates:
Royalty revenues	$1,633	$1,780	$3,051	$3,361
Aggregate royalty bonus	$300	$164	$2,244	$328
Production:	1,238	1,531	2,392	2,872
Average base royalty per ton:	$1.32	$1.16	$1.28	$1.17

NRP Reports Record 2Q08 Results and Increases Guidance	Page 8 of 13
Natural Resource Partners L.P.
Consolidated Statements of Income
(In thousands, except per unit data)

	Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenues:
Coal royalties	$60,026	$40,733	$109,178	$81,706
Aggregate royalties	1,933	1,944	5,295	3,689
Coal processing fees	1,757	1,112	3,654	2,030
Transportation fees	3,361	845	5,010	1,306
Oil and gas royalties	1,933	1,278	3,378	2,536
Property taxes	3,105	2,645	5,497	4,873
Minimums recognized as revenue	149	331	456	785
Override royalties	2,006	1,023	4,505	2,041
Other	1,322	1,186	2,674	2,338

Total revenues	75,592	51,097	139,647	101,304
Operating costs and expenses:
Depreciation, depletion and amortization	16,748	12,527	31,807	24,279
General and administrative	6,890	5,559	11,039	12,193
Property, franchise and other taxes	4,098	3,524	7,747	6,625
Transportation costs	408	27	529	70
Coal royalty and override payments	343	382	652	668

Total operating costs and expenses	28,487	22,019	51,774	43,835

Income from operations	47,105	29,078	87,873	57,469
Other income (expense)
Interest expense	(7,064)	(7,133)	(14,424)	(14,460)
Interest income	312	686	756	1,503

Net income	$40,353	$22,631	$74,205	$44,512

Net income attributable to:
General partner	$6,647	$3,074	$11,862	$5,893

Holders of incentive distribution rights	$3,144	$1,412	$5,928	$2,695

Limited partners	$30,562	$18,145	$56,415	$35,924

Basic and diluted net income per limited partner unit:	$0.47	$0.28	$0.87	$0.56

Weighted average number of units outstanding:	64,891	64,886	64,891	64,094

NRP Reports Record 2Q08 Results and Increases Guidance	Page 9 of 13
Natural Resource Partners L.P.
Statements of Cash Flows
(In thousands)

	Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Cash flows from operating activities:
Net income	$40,353	$22,631	$74,205	$44,512
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	16,748	12,527	31,807	24,279
Non-cash interest charge	117	115	235	209
Loss from disposition of assets	32	—	32	—
Change in operating assets and liabilities:
Accounts receivable	(5,252)	1,273	(8,971)	(2,799)
Other assets	323	336	584	557
Accounts payable and accrued liabilities	680	(492)	429	(294)
Accrued interest	2,655	3,031	(265)	2,597
Deferred revenue	313	4,016	2,726	7,917
Accrued incentive plan expenses	4,226	2,562	1,078	(633)
Property, franchise and other taxes payable	1,472	(138)	(990)	259

Net cash provided by operating activities	61,667	45,861	100,870	76,604

Cash flows from investing activities:
Acquisition of land, coal and other mineral rights	—	(10,261)	—	(24,233)
Acquisition or construction of plant and equipment	(4,654)	(8,400)	(7,454)	(8,400)
Current payable assumed in business combination	—	(1,154)	—	—
Cash placed in restricted account	—	—	—	(6,240)

Net cash used in investing activities	(4,654)	(19,815)	(7,454)	(38,873)

Cash flows from financing activities:
Proceeds from loans	—	18,400	—	255,400
Deferred financing costs	—	(179)	—	(1,286)
Repayments of loans	(9,350)	(9,350)	(9,543)	(235,542)
Distributions to partners	(41,529)	(36,338)	(81,760)	(70,464)
Contributions by general partner	—	330	—	2,645

Net cash used in financing activities	(50,879)	(27,137)	(91,303)	(49,247)

Net increase or (decrease) in cash and cash equivalents	6,134	(1,091)	2,113	(11,516)
Cash and cash equivalents at beginning of period	54,320	55,619	58,341	66,044

Cash and cash equivalents at end of period	$60,454	$54,528	$60,454	$54,528

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$4,292	$3,979	$14,450	$11,627

Non-cash investing activities:
Equity issued in business combinations	$—	$7,119	$—	$350,741

Liability assumed in business combination	—	39		1,989

NRP Reports Record 2Q08 Results and Increases Guidance	Page 10 of 13
Natural Resource Partners L.P.
Consolidated Balance Sheets
(In thousands, except for unit information)
ASSETS

	June 30,	December 31,
	2008	2007
	(unaudited)
Current assets:
Cash and cash equivalents	$60,454	$58,341
Restricted cash	6,240	6,240
Accounts receivable, net of allowance for doubtful accounts	32,851	27,643
Accounts receivable – affiliate	4,768	1,005
Other	491	1,009

Total current assets	104,804	94,238
Land	24,343	24,343
Plant and equipment, net	66,680	61,441
Coal and other mineral rights, net	1,001,995	1,030,088
Intangible assets	104,691	106,222
Loan financing costs, net	2,889	3,098
Other assets, net	535	601

Total assets	$1,305,937	$1,320,031

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable and accrued liabilities	$2,995	$2,567
Accounts payable – affiliate	105	104
Current portion of long-term debt	17,234	17,234
Accrued incentive plan expenses – current portion	5,235	3,993
Property, franchise and other taxes payable	5,425	6,415
Accrued interest	6,011	6,276

Total current liabilities	37,005	36,589
Deferred revenue	39,012	36,286
Asset retirement obligations	39	39
Accrued incentive plan expenses	6,305	6,469
Long-term debt	486,514	496,057
Partners’ capital:
Common units	723,935	731,113
General partner’s interest	13,658	14,177
Holders of incentive distribution rights	142	—
Accumulated other comprehensive loss	(673)	(699)

Total partners’ capital	737,062	744,591

Total liabilities and partners’ capital	$1,305,937	$1,320,031

NRP Reports Record 2Q08 Results and Increases Guidance	Page 11 of 13
Natural Resource Partners L.P.
Reconciliation of GAAP “Net cash provided by operating activities”
To Non-GAAP “Distributable cash flow”
(In thousands)

	Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Net cash provided by operating activities	$61,667	$45,861	$100,870	$76,604
Less scheduled principal payments	(9,350)	(9,350)	(9,543)	(9,350)
Less reserves for future principal payments	(4,308)	(2,400)	(8,616)	(4,800)
Add reserves used for scheduled principal payments	9,350	9,400	9,543	9,400

Distributable cash flow	$57,359	$43,511	$92,254	$71,854

NRP Reports Record 2Q08 Results and Increases Guidance	Page 12 of 13
Natural Resource Partners L.P.
Guidance
(dollars and tons in millions except per unit amounts)

	Revised	Original
	2008 Guidance	2008 Guidance
	(Range)	(Range)
Revenues
Coal royalty revenues	$216.9 - $229.9	$186.5 - $207.0
Aggregate revenues	8.5 - 10.0	7.0 - 9.0
Override royalties	10.0 - 11.2	10.0 - 13.0
Oil and gas royalties	5.3 - 6.5	4.5 - 5.5
Coal processing fees	8.0 - 10.0	7.0 - 9.0
Coal transportation fees	11.0 - 13.0	14.0 - 18.0
Property taxes	9.5 - 11.0	9.0 - 10.0
Other revenues (1)	4.0 - 5.0	4.0 - 5.0
Total Revenues	$273.2 - $296.6	$242.0 - $276.5

Expenses
Depreciation, depletion, and amortization	$62.0 - $66.3	$70.0 - $75.0
General and administrative	21.0 - 23.0	20.0 - 22.0
Property, franchise and other taxes	14.0 - 15.5	12.0 - 13.5
Coal transportation expenses	1.3 - 1.5	1.3 - 1.5
Coal royalty and override payments	1.0 - 1.5	1.0 - 1.5
Total operating expenses	99.3 - 107.8	104.3 - 113.5

Interest expense (net)	$26.0 - $28.0	$22.0 - $25.0

Net income	$147.9 - $160.8	$120.0 - $132.0

Net income per unit	$1.70 - $1.85	$1.40 - $1.55

Principal payments	$17.2 - $17.2	$23.2 - $23.2

Distributable cash flow (2)	$192.7 - $209.9	$166.8 - $183.8

(1)	Other revenues consist of minimums recognized as revenue, wheelage, rentals and timber.

(2)	Distributable cash flow represents net income plus depletion and amortization minus principal payments. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. We believe that “net cash provided by operating activities” would be the most comparable financial measure to distributable cash. However, due to the substantial uncertainties associated with forecasting future changes to operating assets and liabilities, we cannot provide guidance on forward-looking net cash provided by operating activities or provide reconciliations of distributable cash flow to that measure.

NRP Reports Record 2Q08 Results and Increases Guidance	Page 13 of 13
Guidance continued

	Revised	Original
	2008 Guidance	2008 Guidance
	(Range)	(Range)
Regional Statistics
Coal royalty production (tons)
Northern Appalachia	5.5 - 6.5	6.0 - 7.5
Central Appalachia	36.0 - 38.5	35.0 - 40.0
Southern Appalachia	3.8 - 4.3	4.0 - 5.0
Appalachia	45.3 - 49.3	45.0 - 52.5
Illinois Basin	7.3 - 8.3	6.5 - 8.0
Northern Powder River Basin	6.0 - 7.0	5.5 - 6.5
Total	58.6 - 64.6	57.0 - 67.0

Coal royalty revenues		—
Northern Appalachia	$16.0 - $18.0	$17.5 - $21.0
Central Appalachia	153.0 - 160.0	125.0 - 135.0
Southern Appalachia	17.0 - 18.0	17.0 - 19.5
Appalachia	$186.0 - $196.0	$159.5 - $175.5
Illinois Basin	19.5 - 21.0	17.0 - 19.0
Northern Powder River Basin	11.4 - 12.9	10.0 - 12.5
Total	$216.9 - $229.9	$186.5 $207.0

Average coal royalty revenue per ton
Northern Appalachia	$2.77 - $2.91	$2.80 - $2.92
Central Appalachia	4.16 - 4.25	3.38 - 3.57
Southern Appalachia	4.19 - 4.47	3.90 - 4.25
Appalachia	$3.98 - $4.11	$3.34 - $3.54
Illinois Basin	2.53 - 2.67	2.38 - 2.62
Northern Powder River Basin	1.84 - 1.90	1.82 - 1.92
Total	$3.56 - $3.70	$3.09 - $3.27

Aggregates
Royalty revenues	$6.0 - $7.0	$6..5 - $7.5
Aggregate bonus royalty	$2.5 - $3.0	$.5 - $1.5
Production (tons)	4.8 - 5.2	5.0 - 5.6
Average royalty revenue per ton	$1.25 - $1.35	$1.30 - $1.34
-end-